Exhibit (a)(1)(F)

Letter to Clients

OFFER TO EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

AMPRIUS TECHNOLOGIES, INC.

May 13, 2024

THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON JUNE 11, 2024 UNLESS THE OFFER PERIOD IS EXTENDED.

To Our Clients:

This letter is to inform you that Amprius Technologies, Inc. (the “Company”) is offering to holders of its outstanding (i) public warrants (the “Public Warrants”) to purchase up to 29,268,236 shares of common stock, $0.0001 par value per share (the “Common Stock”), and (ii) private warrants (the “Private Warrants” and together with the Public Warrants, the “Offering Warrants”) to purchase up to 16,400,000 shares of Common Stock, each exercisable for one (1) share of the Company’s Common Stock at an exercise price of $11.50 per Offering Warrant, the opportunity to exercise their Offering Warrants at a temporarily reduced cash exercise price of $1.10 per Offering Warrant, upon the terms set forth in the enclosed Offer to Exercise Warrants to Purchase Common Stock of Amprius Technologies, Inc., dated May 13, 2024 (together with any amendments or supplements thereto, the “Offer to Exercise”). The Company’s outstanding private placement warrants (the “PIPE Warrants”) to purchase up to 2,052,500 shares of Common Stock, which are exercisable at a price of $12.50 per PIPE Warrant, are not eligible to be exercised at the reduced exercise price. The offer period begins on May 13, 2024 and ends at 5:00 p.m. (Eastern Time) on June 11, 2024, as the same may be extended by the Company in its sole discretion (the “Expiration Date”). All capitalized terms not defined in this letter shall have the meanings set forth in the Offer to Exercise.

We are the holder of record of Offering Warrants held for your account. As such, we are the only ones who can tender your Offering Warrants in the Offer to Exercise, and then only pursuant to your instructions.

Please instruct us as to whether you wish to tender any or all of the Offering Warrants we hold for your account on the terms and subject to the conditions of the Offer to Exercise.

Please note the following:

1. You may exercise your Offering Warrants at a temporarily reduced cash exercise price of $1.10 per Offering Warrant. Offering Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Offering Warrants. Notwithstanding the temporary reduction of the exercise price of the Offering Warrants, during the offer period, holders of Offering Warrants may exercise such Offering Warrants at the initial exercise price of $11.50 per Offering Warrant following the procedures set forth in the Warrant Agreement, dated as of March 1, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as amended, and instruct Continental Stock Transfer & Trust Company, as the depository agent and the Company’s warrant and transfer agent (the “Depository Agent”), to issue the shares purchased pursuant to such Offering Warrant to you or your broker or nominee in book-entry form.

2. The Offer to Exercise and associated withdrawal rights will expire at 5:00 P.M. (Eastern Time) on June 11, 2024 or such later time and date to which the Offer to Exercise is extended.

3. The Offer to Exercise is not conditioned on any minimum number of Offering Warrants being tendered. However, the Offer to Exercise is subject to certain other conditions. If certain events occur or fail to occur, the Company may not be obligated to accept the Offering Warrants for the reduced cash exercise price pursuant to the Offer to Exercise. See “Description of the Offer to Exercise — Section 5: Conditions to the Offer to Exercise” of the Offer to Exercise.

4. Subject to the conditions of the Offer to Exercise, the Company will accept all of the Offering Warrants validly tendered and not withdrawn.

5. Holders of Offering Warrants who are registered holders and who tender their Offering Warrants directly to the Depositary Agent will not be obligated to pay any brokerage commissions or fees.

If you wish to have us tender any or all of your Offering Warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your Offering Warrants, we will tender all your Offering Warrants unless you specify a lesser number on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer to Exercise. Please note that the Offer to Exercise and withdrawal rights will expire at 5:00 P.M. (Eastern Time) on June 11, 2024, or such later time and date to which the Offer to Exercise is extended.

OFFERING WARRANTS THAT ARE NOT TENDERED DURING THE OFFER PERIOD WILL THEREAFTER RETAIN THEIR CURRENT TERMS, INCLUDING THE CURRENT EXERCISE PRICE OF $11.50 PER OFFERING WARRANT.

Investing in the Company’s securities involves a high degree of risk. See the section entitled “Risk Factors” in the enclosed Offer to Exercise for a discussion of information that you should consider before tendering Offering Warrants in the Offer to Exercise.

The offer is being made solely pursuant to the Offer to Exercise and is being made to all beneficial owners of the Offering Warrants. The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Offering Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.

None of the Company, the Company’s board of directors, the Company’s officers, any information agent or warrant solicitation agent engaged by the Company or the Depositary Agent is making any recommendation to you as to whether to tender or refrain from tendering your Offering Warrants pursuant to the Offer to Exercise. You must make your own decision as to whether to tender your Offering Warrants and, if so, how many Offering Warrants to tender. In doing so, you should read carefully the information set forth or incorporated by reference in the Offer to Exercise, including the purposes and effects of the Offer to Exercise. See “Description of the Offer to Exercise — Section 1: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” of the Offer to Exercise. You should discuss whether to tender your Offering Warrants with your legal, tax, accounting and financial advisors, including your broker.

If you tender Offering Warrants, the tendered Offering Warrants may be withdrawn before the Expiration Date and retained on their original terms by following the instructions in “Description of the Offer to Exercise — Section 9: Withdrawal Rights” of the Offer to Exercise. Under no circumstances will interest be paid on the temporarily reduced exercise price of the Offering Warrants in the Offer to Exercise, regardless of any extension of, or amendment to, the Offer to Exercise or any delay in issuing Common Stock upon the exercise of the Offering Warrants.

INSTRUCTION FORM WITH RESPECT TO

OFFER TO EXERCISE WARRANTS

TO PURCHASE COMMON STOCK

OF

AMPRIUS TECHNOLOGIES, INC.

The undersigned acknowledge(s) receipt of your letter and the Offer to Exercise Warrants to Purchase Common Stock of Amprius Technologies, Inc. (the “Company”), dated May 13, 2024 (together with any amendments and supplements thereto, the “Offer to Exercise”) in connection with the offer by the Company to holders of its outstanding (i) public warrants (the “Public Warrants”) to purchase up to 29,268,236 shares of common stock, $0.0001 par value per share (the “Common Stock”), and (ii) private warrants (the “Private Warrants” and together with the Public Warrants, the “Offering Warrants”) to purchase up to 16,400,000 shares of Common Stock, each exercisable for one (1) share of Common Stock at an exercise price of $11.50 per Offering Warrant, of the opportunity to exercise the Offering Warrants at a temporarily reduced cash exercise price of $1.10 per Offering Warrant, upon the terms and subject to the conditions described in the Offer to Exercise. The Company’s outstanding private placement warrants (the “PIPE Warrants”) to purchase up to 2,052,500 shares of Common Stock, which are exercisable at a price of $12.50 per PIPE Warrant, are not eligible to be exercised at the reduced exercise price. All capitalized terms not defined in this letter shall have the meanings set forth in the Offer to Exercise.

The undersigned hereby instruct(s) you to tender to the number of Offering Warrants indicated below or, if no number is indicated below, all Offering Warrants which are beneficially owned by the undersigned and registered in your name for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Exercise.

NUMBER OF OFFERING WARRANTS TO BE TENDERED HEREBY:

*

* Unless otherwise instructed, it will be assumed that all Offering Warrants held by us for your account are to be tendered.

The undersigned understands and acknowledges that:

1. If the undersigned elects to participate in the Offer to Exercise and the conditions to the Offer to Exercise are satisfied prior to the Expiration Date, then immediately following the Expiration Date the undersigned will automatically exercise the undersigned’s Offering Warrants at the temporarily reduced cash exercise price of $1.10 per Offering Warrant. Each Offering Warrant is exercisable to acquire one (1) share of Common Stock, and the Offering Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Offering Warrants. The aggregate purchase price is such number of Offering Warrants multiplied by $1.10 per Offering Warrant.

2. The Company has advised the undersigned to consult with the undersigned’s own legal, tax, accounting and financial advisors as to the consequences of participating or not participating in the Offer to Exercise.

3. The undersigned acknowledges that: All questions as to the number of Offering Warrants to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for exercise pursuant to the Offer to Exercise of any Offering Warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgments of any courts. The Company reserves the absolute right to reject any or all exercises of Offering Warrants it determines not to be in proper form or to reject those Offering Warrants, the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the exercise of any particular Offering Warrants, and the Company’s interpretation of the terms of the Offer to Exercise (including the instructions contained in the Election to Participate and Exercise Offering

Warrants) will be final and binding on all parties, subject to the judgments of any courts. No exercise of Offering Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with exercises must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in exercises and none of them will incur any liability for failure to give any such notice.

Date: , 2024	By:
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